Exhibit 99.1
News Release
For Immediate Release: August 9, 2022

H&R Block Reports Strong Fiscal 2022 Results; Increases Dividend & Announces New Share Repurchase Authorization
KANSAS CITY, Mo., August 9, 2022 (GLOBE NEWSWIRE) -- H&R Block, Inc. (NYSE: HRB) (the "Company") today released its financial results1 for the fiscal year ended June 30, 2022.
▪H&R Block reports fiscal year results exceeding its revenue and earnings outlook
▪In fiscal year 2022, the Company completed share repurchases of $550 million at an average price of $23.84, retiring 13% of its total shares outstanding
▪The Company announced a 7% increase in its quarterly dividend to $0.29 per share
▪The Company announced a new share repurchase authorization of $1.25 billion available through fiscal year 2025
▪The Company provided its FY23 outlook, guiding to growth in revenue, EBITDA, and adjusted earnings per share
"Fiscal year 2022 marked another year of strong performance, continuing a multi-year trend of driving shareholder value," said Jeff Jones, H&R Block's president and chief executive officer. "We produced another strong tax season and achieved meaningful milestones in our Block Horizons journey, including a record year in Small Business, launching our new mobile banking platform, Spruce, and more than tripling the use of virtual tools among tax clients. I am also pleased to announce that the Board of Directors has approved an increase to our dividend and a new share repurchase authorization as a result of the strength in our business and their confidence in our future."
Fiscal 2022 Results and Key Financial Metrics
“Our strong finish resulted in beating our revenue and earnings outlook," said Tony Bowen, H&R Block's chief financial officer. "Because of our robust free cash flow generation, we are able to return significant value to shareholders. This year we repurchased 13% of shares outstanding and are increasing the dividend by 7%. We continue to create value and are excited for the years ahead."
Fiscal year 2022 results are not comparable to the prior year period, as the 2020 tax deadline was extended to July 15 of that year due to the pandemic. As a result, 15 days of tax season 2020 were included in reported results for the year ended June 30, 2021. Therefore, to provide a more useful comparison, in the “Normalized Results” section below the Company has provided comparisons adjusted for the impacts of the extended 2020 tax season.

1 All amounts in this release are unaudited. Unless otherwise noted, all comparisons refer to the current period compared to the corresponding prior year period.

	Year Ended June 30,
(in millions, except EPS)	2022	2021
Revenue	$3,463	$3,589
Pretax Income	$659	$797
Net Income	$554	$684
Weighted-Avg. Shares - Diluted	171.4	187.3
EPS[2]	$3.26	$3.67
Adjusted EPS[2]	$3.51	$3.94
EBITDA[2]	$890	$1,051
▪Total revenue of $3.46 billion decreased by $125 million, or 3.5%.
▪Total operating expenses of $2.7 billion increased by $21 million, or 0.8%, primarily due to higher marketing and technology costs, partially offset by lower depreciation and amortization and bad debt.
▪Pretax income of $659 million decreased by $138 million, or 17.3%, due to the decrease in revenue because of the 2020 tax season extension.
▪Earnings per share from continuing operations of $3.26 decreased by $0.41, or 11.2%; adjusted earnings per share from continuing operations of $3.51 decreased by $0.43, or 10.9%.
Normalized2 Results
When comparing fiscal year 2022 to the prior year results normalized2 to remove the impacts of the tax season extension into July of 2020 and non-recurring Emerald Card stimulus activity:

(in millions, except EPS)	Year Ended June 30,			Normalized[2] Year Ended June 30, 2021
	2022	2021	% Change		% Change
Total Revenue	$3,463	$3,589	(3.5)%	$3,298	5.0%
Pretax Income	$659	$797	(17.3)%	$561	17.6%
Adjusted EPS[2]	$3.51	$3.94	(10.9)%	$2.97	18.2%
EBITDA[2]	$890	$1,051	(15.3)%	$815	9.2%
▪Total revenue of $3.46 billion increased by $165 million, or 5.0%.
▪Pretax income of $659 million increased by $99 million, or 17.6%.
▪Adjusted earnings per share from continuing operations2 of $3.51 increased by $0.54, or 18.2%.
▪EBITDA2 of $890 million increased by $75 million, or 9.2%.

Capital Structure
The Company reported the following related to its capital structure:
▪In fiscal year 2022, the Company repurchased and retired approximately 23 million shares, or 13% of shares outstanding, at an aggregate price of $550 million, or $23.84 per share.
▪The Company announced today that the Board of Directors approved a new share repurchase authorization of $1.25 billion, effective through fiscal year 2025.
2 All per share amounts are based on fully diluted shares at the end of the corresponding period. The company reports non-GAAP financial measures of performance, including adjusted earnings per share (EPS), earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations, normalized revenues, normalized pretax income, normalized EBITDA, and normalized adjusted earnings per share, and free cash flow, which it considers to be useful metrics for management and investors to evaluate and compare the ongoing operating performance of the company. See "About Non-GAAP Financial Information" below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

▪The Company announced today that the Board of Directors increased the quarterly dividend by 7%, representing the sixth increase in seven years. The quarterly cash dividend is now $0.29 per share, payable on October 3, 2022, to shareholders of record as of September 8, 2022.
H&R Block has paid quarterly dividends consecutively since the Company became public in 1962. Since 2016, the Company has returned over $2.7 billion to shareholders in the form of share repurchases and dividends.
Outlook
For fiscal year 2023 the Company expects:
▪Revenue to be in the range of $3.535 to $3.585 billion.
▪EBITDA3 to be in the range of $915 to $950 million.
▪Effective tax rate to be approximately 22%.
▪Adjusted Diluted Earnings Per Share3 to be in the range of $3.70 to $3.95.
The Company expects double digit Adjusted Diluted Earnings Per Share3 growth annually through 2025.
Conference Call & Webcast
A conference call for analysts, institutional investors, and shareholders will be held at 4:30 p.m. Eastern time on Tuesday, August 9, 2022. During the conference call the company will discuss fiscal 2022 results, outlook, and a general business update. To join live, participants must register at https://register.vevent.com/register/BI1e6bb1dd7d67421f8c5a52396a15e904. Once registered, the participant will receive a dial-in number and unique PIN to access the call. Please join approximately 5 minutes prior to the scheduled start time.
The call, along with a presentation for viewing, will also be webcast in a listen-only format for the media and public. The webcast can be accessed directly at https://edge.media-server.com/mmc/p/bh45bypx and will be available for replay 2 hours after the call is concluded and continuing for 90 days.
About H&R Block
H&R Block, Inc. (NYSE: HRB) provides help and inspires confidence in its clients and communities everywhere through global tax preparation services, financial products, and small-business solutions. The company blends digital innovation with human expertise and care as it helps people get the best outcome at tax time and also be better with money using its mobile banking app, Spruce. Through Block Advisors and Wave, the company helps small-business owners thrive with innovative products like Wave Money, a mobile-first, small-business bank account and bookkeeping solution that manages bookkeeping automatically. For more information, visit H&R Block News or follow @HRBlockNews on Twitter.
About Non-GAAP Financial Information
This press release and the accompanying tables include non-GAAP financial information. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled "Non-GAAP Financial Information."
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or
3 Adjusted Diluted Earnings Per Share (EPS) and earnings before interest, tax, depreciation, and amortization (EBITDA) from continuing operations are non-GAAP financial measures. Future period non-GAAP outlook includes adjustments for items not indicative of our core operations, which may include, without limitation, items described in the below section titled “Non-GAAP Financial Information” and in the accompanying tables. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual, or unanticipated charges, expenses or gains, or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP outlook to the most comparable GAAP measures.

current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "commits," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, client trajectory, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volumes or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. They also include the expected impact of the coronavirus (COVID-19) pandemic, including, without limitation, the impact on economic and financial markets, the Company’s capital resources and financial condition, the expected use of proceeds under the Company’s revolving credit facility, future expenditures, potential regulatory actions, such as extensions of tax filing deadlines or other related relief, changes in consumer behaviors and modifications to the Company’s operations related thereto. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2021 in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at https://investors.hrblock.com. In addition, factors that may cause the Company’s actual estimated effective tax rate to differ from estimates include the Company’s actual results from operations compared to current estimates, future discrete items, changes in interpretations and assumptions the Company has made, future actions of the Company, or increases in applicable tax rates in jurisdictions where the Company operates. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
For Further Information

Investor Relations:	Michaella Gallina, (816) 854-3022, michaella.gallina@hrblock.com
Jordyn Eskijian, (816) 854-5674, jordyn.eskijian@hrblock.com
Media Relations:	Angela Davied, (816) 854-5798, angela.davied@hrblock.com

TABLE FOLLOWS

FINANCIAL RESULTS	(unaudited, in 000s - except per share amounts)
	Three months ended June 30,		Year ended June 30,
	2022	2021	2022	2021
REVENUES:
U.S. assisted tax preparation	$638,018	$608,331	$2,094,612	$2,140,410
U.S. royalties	55,694	60,503	225,242	238,629
U.S. DIY tax preparation	130,631	132,418	319,086	367,289
International	79,871	81,125	231,335	229,407
Refund Transfers	28,228	31,047	162,893	172,356
Emerald Card®	21,696	48,050	125,444	144,095
Peace of Mind® Extended Service Plan	35,264	34,421	94,637	97,851
Tax Identity Shield®	19,683	18,553	39,114	40,999
Interest and fee income on Emerald AdvanceSM	543	429	43,981	53,241
Wave	22,220	18,478	80,965	63,134
Other	18,225	12,415	45,961	41,234
Total revenues	1,050,073	1,045,770	3,463,270	3,588,645

Compensation and benefits:
Field wages	247,421	243,530	808,903	812,123
Other wages	83,974	75,487	284,689	280,304
Benefits and other compensation	60,194	57,102	206,902	211,382
	391,589	376,119	1,300,494	1,303,809

Occupancy	106,639	103,862	413,162	413,500
Marketing and advertising	60,448	50,654	284,244	264,745
Depreciation and amortization	34,716	37,782	142,178	154,818
Bad debt	12,018	19,197	71,778	82,353
Other	133,059	137,457	506,517	477,785
Total operating expenses	738,469	725,071	2,718,373	2,697,010

Other income (expense), net	465	1,498	2,454	4,989
Interest expense on borrowings	(18,621)	(20,834)	(88,282)	(99,491)
Income from continuing operations before income taxes	293,448	301,363	659,069	797,133
Income taxes	68,757	55,678	98,423	106,675
Net income from continuing operations	224,691	245,685	560,646	690,458
Net loss from discontinued operations	(1,988)	(1,976)	(6,972)	(6,509)
Net income	$222,703	$243,709	$553,674	$683,949

DILUTED EARNINGS PER SHARE:
Continuing operations	$1.37	$1.32	$3.26	$3.67
Discontinued operations	(0.01)	(0.01)	(0.04)	(0.03)
Consolidated	$1.36	$1.31	$3.22	$3.64
		184849
WEIGHTED AVERAGE DILUTED SHARES	163,283	184,849	171,435	187,316

Adjusted diluted EPS(1)	$1.43	$1.39	$3.51	$3.94
EBITDA(1)	$346,785	$359,979	$889,529	$1,051,442

(1)     All non-GAAP measures are results from continuing operations. See "Non-GAAP Financial Information" for a reconciliation of non-GAAP measures.

CONSOLIDATED BALANCE SHEETS	(unaudited, in 000s - except per share data)
As of June 30,	2022	2021

ASSETS
Cash and cash equivalents	$885,015	$1,434,381
Cash and cash equivalents - restricted	165,698	149,783
Receivables, net	58,447	88,932
Income taxes receivable	202,838	330,872
Prepaid expenses and other current assets	72,460	76,414
Total current assets	1,384,458	2,080,382
Property and equipment, net	123,912	139,276
Operating lease right of use asset	427,783	445,847
Intangible assets, net	309,644	351,093
Goodwill	760,401	754,521
Deferred tax assets and income taxes receivable	208,948	181,996
Other noncurrent assets	54,012	61,273
Total assets	$3,269,158	$4,014,388
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Accounts payable and accrued expenses	$160,929	$164,269
Accrued salaries, wages and payroll taxes	154,764	168,989
Accrued income taxes and reserves for uncertain tax positions	280,115	238,863
Operating lease liabilities	206,898	214,190
Deferred revenue and other current liabilities	196,107	196,175
Total current liabilities	998,813	982,486
Long-term debt	1,486,876	1,983,719
Deferred tax liabilities and reserves for uncertain tax positions	226,362	301,658
Operating lease liabilities	228,820	244,932
Deferred revenue and other noncurrent liabilities	116,656	113,535
Total liabilities	3,057,527	3,626,330
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	1,936	2,167
Additional paid-in capital	772,182	779,465
Accumulated other comprehensive income (loss)	(21,645)	88
Retained earnings	120,405	286,694
Less treasury shares, at cost	(661,247)	(680,356)
Total stockholders' equity	211,631	388,058
Total liabilities and stockholders' equity	$3,269,158	$4,014,388

CONSOLIDATED STATEMENTS OF CASH FLOWS	(unaudited, in 000s)
Year ended June 30,	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$553,674	$683,949
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	142,178	154,818
Provision for bad debt	66,807	76,350
Deferred taxes	(53,352)	33,775
Stock-based compensation	34,252	27,808
Changes in assets and liabilities, net of acquisitions:
Receivables	(37,889)	(69,554)
Prepaid expenses and other current and noncurrent assets	(1,944)	(10,334)
Accounts payable, accrued expenses, salaries, wages and payroll taxes	(19,645)	85,062
Deferred revenue, other current and noncurrent liabilities	7,342	(994)
Income tax receivables, accrued income taxes and income tax reserves	118,713	(214,586)
Other, net	(1,599)	(5,058)
Net cash provided by operating activities	808,537	761,236

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(61,955)	(53,053)
Payments made for business acquisitions, net of cash acquired	(35,920)	(17,024)
Franchise loans funded	(18,467)	(26,926)
Payments from franchisees	30,899	43,643
Other, net	8,902	10,713
Net cash used in investing activities	(76,541)	(42,647)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of line of credit borrowings	(705,000)	(3,275,000)
Proceeds from line of credit borrowings	705,000	1,275,000
Repayments of long-term debt	(500,000)	(650,000)
Proceeds from issuance of long-term debt	—	1,142,400
Dividends paid	(186,476)	(195,068)
Repurchase of common stock, including shares surrendered	(563,174)	(193,551)
Proceeds from exercise of stock options	6,334	2,537
Other, net	(14,030)	(24,147)
Net cash used in financing activities	(1,257,346)	(1,917,829)

Effects of exchange rate changes on cash	(8,101)	13,457

Net decrease in cash and cash equivalents, including restricted balances	(533,451)	(1,185,783)
Cash, cash equivalents and restricted cash, beginning of the year	1,584,164	2,769,947
Cash, cash equivalents and restricted cash, end of the year	$1,050,713	$1,584,164

SUPPLEMENTARY CASH FLOW DATA:
Income taxes paid, net of refunds received	$31,689	$286,040
Interest paid on borrowings	81,960	92,756
Accrued additions to property and equipment	4,315	2,085
Accrued dividends payable to common shareholders	43,093	48,998

(in 000s, except per share amounts)
NON-GAAP FINANCIAL MEASURE - FISCAL YEAR 2022 COMPARED TO THE NORMALIZED TWELVE MONTHS ENDED JUNE 30, 2021	Year Ended June 30, 2022	Year Ended June 30, 2021	Normalized Year Ended June 30, 2021	Variance(1)
				$	%

Revenue - as reported	$3,463,270	$3,588,645	$3,588,645	$(125,375)	(3.5)%
Adjustments - normalization:
Impacts of Emerald Card Stimulus	—	—	(44,346)
Tax Season impacts recognized in July 2020	—	—	(246,250)
	—	—	(290,596)
Revenues	$3,463,270	$3,588,645	$3,298,049	$165,221	5.0%

Pretax income - as reported	$659,069	$797,133	$797,133	$(138,064)	(17.3)%
Adjustments - normalization:
Impacts of Emerald Card Stimulus and pandemic related sick pay and supplies	—	—	(32,546)
Tax Season impacts recognized in July 2020	—	—	(204,060)
	—	—	(236,606)
Pretax income	$659,069	$797,133	$560,527	$98,542	17.6%

Net income from continuing operations - as reported	$560,646	$690,458	$690,458	$(129,812)	(18.8)%
Adjustments - normalization:
Impacts of Emerald Card Stimulus and pandemic related sick pay and supplies (pretax)	—	—	(32,546)
Tax Season impacts recognized in July 2020 (pretax)	—	—	(204,060)
Tax effect of adjustments	—	—	55,023
	—	—	(181,583)
Net income from continuing operations	$560,646	$690,458	$508,875	$51,771	10.2%

Adjustments to net income from continuing operations:
Amortization of intangibles related to acquisitions (pretax)	56,292	66,246	66,246
Tax effect of adjustments(2)	(13,358)	(16,237)	(16,237)
Adjusted net income from continuing operations	$603,580	$740,467	$558,884	$44,696	8.0%

Diluted earnings per share from continuing operations - as reported	$3.26	$3.67	$3.67	$(0.41)	(11.2)%
Adjustments to normalize net income, net of tax	—	—	(0.97)
Adjustments to remove amortization of intangibles, net of tax	0.25	0.27	0.27
Adjusted diluted earnings per share from continuing operations	$3.51	$3.94	$2.97	$0.54	18.2%

(1) The variance is calculated as the difference between the year ended June 30, 2022 and the normalized year ended June 30, 2021.
(2) The tax effect of adjustments is the difference between the tax provision calculation on a GAAP basis and on an adjusted non-GAAP basis.

(in 000s)
NON-GAAP FINANCIAL MEASURE - EBITDA	Year Ended June 30, 2022	Year Ended June 30, 2021	Normalized Year Ended June 30, 2021	Variance(1)
				$	%

Net income - as reported	$553,674	$683,949
Discontinued operations, net	(6,972)	(6,509)
Net income from continuing operations(2)	560,646	690,458	508,875
Add back:
Income taxes	98,423	106,675	51,652
Interest expense	88,282	99,491	99,491
Depreciation and amortization	142,178	154,818	154,818
	328,883	360,984	305,961
EBITDA from continuing operations	$889,529	$1,051,442	$814,836	$74,693	9.2%

(1) The variance is calculated as the difference between the year ended June 30, 2022 and the normalized year ended June 30, 2021.
(2) Net income from continuing operations for the normalized year ended June 30, 2021 is computed in the preceding table.

		(in 000s)
	Three months ended June 30,
NON-GAAP FINANCIAL MEASURE - EBITDA	2022	2021

Net income - as reported	$222,703	$243,709
Discontinued operations, net	(1,988)	(1,976)
Net income from continuing operations - as reported	224,691	245,685
Add back:
Income taxes	68,757	55,678
Interest expense	18,621	20,834
Depreciation and amortization	34,716	37,782
	122,094	114,294
EBITDA from continuing operations	$346,785	$359,979

	(in 000s, except per share amounts)
	Three months ended June 30,
NON-GAAP FINANCIAL MEASURE - ADJUSTED EPS	2022	2021

Net income from continuing operations - as reported	$224,691	$245,685

Adjustments:
Amortization of intangibles related to acquisitions (pretax)	13,151	15,848
Tax effect of adjustments(1)	(3,256)	(3,648)
Adjusted net income from continuing operations	$234,586	$257,885

Diluted earnings per share from continuing operations - as reported	$1.37	$1.32
Adjustments, net of tax	0.06	0.07
Adjusted diluted earnings per share from continuing operations	$1.43	$1.39

(1) The tax effect of adjustments is the difference between the tax provision calculation on a GAAP basis and on an adjusted non-GAAP basis.

NON-GAAP FINANCIAL INFORMATION
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures for other companies.
We consider our non-GAAP financial measures to be performance measures and a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business. The normalized measures are intended to provide additional context around our results for the year ended June 30, 2021 by showing the impacts of the extended 2020 tax season. We make adjustments for certain non-GAAP financial measures related to amortization of intangibles from acquisitions and goodwill impairments. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We measure the performance of our business using a variety of metrics, including earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, adjusted EBITDA from continuing operations, adjusted diluted earnings per share from continuing operations, normalized revenues, normalized pretax income, normalized EBITDA from continuing operations, normalized adjusted diluted earnings per share and free cash flow. We also use EBITDA from continuing operations and pretax income of continuing operations, each subject to permitted adjustments, as performance metrics in incentive compensation calculations for our employees.